EXHIBIT 99.1

FuelCell Energy Refinances Loan Facility with Hercules Capital

DANBURY, CT – April 2, 2018 -- FuelCell Energy, Inc.  (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today announced that it entered into an amendment to refinance of its existing credit facility with Hercules Capital, Inc. (NYSE: HGTC). The amendment increases the facility amount to $25 million, extends the maturity date until 2020, as well as provides for an interest only period and other term modifications.

“We are pleased to have the continued support and confidence of Hercules,” said Michael Bishop, Senior Vice President and Chief Financial Officer, FuelCell Energy, Inc. “The availability of this increased credit facility, as well as the interest-only period, provides important flexibility in our long-term financing plan as FuelCell Energy executes on our significant order backlog and project awards.”

"Hercules is pleased to expand its financing partnership with FuelCell Energy," said Scott Bluestein, Chief Investment Officer at Hercules Capital. "This investment in FuelCell Energy is another example of our ability to finance growth oriented sustainable and renewable energy companies at various stages of development."

FuelCell Energy previously entered into a $20 million term loan and security agreement with Hercules Capital in April 2016. The Company began making amortization payments under the loan and security agreement in October 2017. As a result of the refinancing, FuelCell Energy will access new funding of approximately $13 million to bring the outstanding balance to $25 million. The loan has a term of between 24 and 30 months, contingent upon the Company achieving certain performance milestones, and payments under the loan are interest-only for the initial 12-month period, followed by equal monthly installments of principal and interest thereafter until the end of the term. The interest-only period may be extended up to 21 months contingent upon FuelCell Energy achieving certain milestones. Further information with respect to the debt financing agreement with Hercules will be contained on a Current Report on Form 8-K to be filed by FuelCell Energy with the Securities and Exchange Commission.

About FuelCell Energy

FuelCell Energy, Inc. delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy.  We design, manufacture, undertake project development of, install, operate and maintain megawatt-scale fuel cell systems, serving utilities and industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage.  With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell power solutions.  Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:	Contact: FuelCell Energy 203.205.2491 ir@fce.com Source: FuelCell Energy

# # # #